FIRST PACIFIC MANAGEMENT CORPORATION
                     FIRST PACIFIC SECURITIES, INC.


                           CODE OF ETHICS

                       Effective July 27, 2000

I. DEFINITIONS

A. "Access Person" with respect to First Pacific Management Corporation means any director, officer, general partner or Advisory Person of First Pacific Management Corporation. "Access Person" with respect to First
Pacific Securities, Inc. means any director, officer or general partner of First Pacific Securities, Inc. who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities by a fund for which First Pacific Securities, Inc. acts as principal underwriter or whose functions or duties in the ordinary course of business relate to the making of any recommendation with respect to purchases or sales of securities.

B. "Adviser" means First Pacific Management Corporation

C. "Advisory Person" means (i) any officer or employee of the Adviser or any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning the recommendations made to a Client with regard to the purchase or sale of a Covered Security.

D. "Beneficial ownership" of a security shall be interpreted in the same manner as it would be under Rule 16a-1 (a) (2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

E. "Board of Directors" means the board of directors, including a majority of the disinterested directors, of the Investment Company for which the Adviser serves as an investment adviser, sub-adviser or principal underwriter.

F. "Client" means the Investment Company and any investment account managed by the Adviser

G. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "Investment Company Act"). Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

H. "Covered Security" means a security as defined in Section 2(a)
(36) of the Investment Company Act, except that it does not include:
(i)  direct obligations of the Government of the United States;
(ii) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; and (iii) shares of registered open-end investment companies.

I. "Distributor" means First Pacific Securities, Inc.

J. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections
13 or 15(d) of the Exchange Act.

K. "Investment Company" means First Pacific Mutual Fund, Inc.

L. "Investment Personnel" of the Adviser means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client or (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by a Client.

M. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

N. "Purchase or sale of Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another security.

O. "Review Officer" means the officer of the Adviser or Distributor, or both as applicable, designated from time to time by the Adviser and/or Distributor, as the case may be, to receive and review reports of purchases and sales by Access Persons. The term "Alternative Review Officer" shall mean the officer of the Adviser or Distributor designated from time to time by the Adviser or Distributor, as applicable, to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to Adviser or Distributor.

P. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for a Client.

Q. A security is "held or to be acquired" if within the most recent 15 days it (1) is or has been held by a Client, or (2) is being or has been considered by the Adviser for purchase by a Client.

II. LEGAL REQUIREMENTS

     Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any affiliated person of the Adviser and certain persons of the Distributor to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Investment
Company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Adviser and/or Distributor in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by the Investment Company:

     (1) To employ any device, scheme or artifice to defraud such Investment Company;

     (2) To make any untrue statement of a material fact to such Investment Company or omit to state a material fact necessary in order to make the statements made to such Investment Company, in light of the circumstances under which they are made, not misleading;

     (3) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any such Investment Company; or

     (4) To engage in any manipulative practice with respect to such Investment Company.

III. STATEMENT OF POLICY

     It is the policy of both the Adviser and Distributor that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Adviser and Distributor is, and has been, that each Access Person shall place at all times the interests of a Client and its shareholders (if applicable) first in conducting personal securities transactions. Accordingly, private securities transactions by Access Persons of the Adviser and/or Distributor, as the case may be, must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with, or relationship to, a Client, the Adviser or any affiliated company.

     Without limiting in any manner the fiduciary duty owed by Access Persons to a Client or the provisions of this Code, it should be noted that the Adviser, Distributor and the Investment Company consider it proper that purchases and sales be made by Access Persons in the marketplace of securities owned by a Client; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of each Client's portfolios.
It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a Client's portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an Access Person of his or her fiduciary duty to each Client.

IV. EXEMPTED TRANSACTIONS

     The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section V of this Code shall not apply to:

     A. Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by a Client;

     C. Purchases or sales of securities which are non-volitional on the part of either the Access Person or a Client;

     D. Purchases or sales of securities which are part of an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by a Client;

     E. Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     F. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

     G. Other purchases or sales which, due to factors determined by the Adviser, only remotely potentially impact the interests of a Client because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.

V. PROHIBITED PURCHASES AND SALES

A. While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

(1) No Access Person of the Adviser or the Distributor shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:

     (i) is being considered for purchase or sale by a Client; or

     (ii) is being purchased or sold by a Client.

(2) No Access Person of the Adviser or Distributor shall reveal to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by a Client or consideration by a Client, the Adviser and/or Distributor of any such securities transaction.

(3) No Access Person of the Adviser or Distributor shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, a Client or an issuer of any security owned by a Client.

(4) No Access Person of the Adviser or Distributor shall enter an order for the purchase or sale of a Covered Security which a Client is purchasing or selling or considering for purchase or sale until the later of (7) days after the Client's transaction in that Covered Security is completed or
(2) after the Client is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person of the Adviser or Distributor will not adversely affect the price paid or received by the Client. Any securities transactions by an Access Person of the Adviser or Distributor in violation of this Subsection D must be unwound, if possible, and the profits, if any, will be subject to disgorgement based on the assessment of the appropriate remedy as determined by the Adviser or Distributor.

(5) No Access Person of the Adviser or Distributor shall, in the absence of prior approval by the Review Officer, sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 30 calendar days (measured on a last-in first-out basis).

B. In addition to the foregoing, the following provision will apply to Investment Personnel of the Adviser:

(1) Investment Personnel must, as a regulatory requirement and as a requirement of this Code, obtain prior approval before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In addition, Investment Personnel must comply with any additional restrictions or prohibitions that may be adopted by the Advisor from time to time.

(2) No Investment Personnel shall accept any gift or personal benefit valued in excess of such de minimis amount established by the Adviser from time to time in its discretion (currently this amount is $100 annually) from any single person or entity that does business with or on behalf of a Client. Gifts of a de minimis value (currently these gifts are limited to gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the Investment Personnel and the giver are present, and promotional items of de minimis value may be accepted. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

(3) No Investment Personnel shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the Investment Company and its shareholders. Such interested Investment Personnel may not participate in the decision for the Investment Company to purchase and sell securities of such company. In addition, Investment Personnel must comply with any additional restrictions or prohibitions that may be adopted by the Adviser from time to time.

VI. BROKERAGE ACCOUNTS

     Access Persons of the Adviser and Distributor are required to direct their brokers to supply for the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the Access Person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section IV applies. If an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

VII. PRECLEARANCE PROCEDURE

     With such exceptions and conditions as the Adviser or Distributor deems to be appropriate from time to time and consistent with the purposes of this Code (for example, exceptions based on an issuer's market capitalization, the amount of public trading activity in a security, the size of a particular transaction or other factors), prior to effecting any securities transactions in which an Access Person of the Adviser or Distributor has a beneficial ownership interest, the Access Person of the Adviser or Distributor must receive approval by the Adviser or Distributor, as appropriate. Any approval is valid only for a 24 hour period after the approval has been obtained. If an Access Person is unable to effect the securities transaction during such period, he or she must re-obtain approval prior to effecting the securities transaction.

     The Adviser or Distributor, as appropriate, will decide whether to approve a personal securities transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code of Ethics, including whether the security at issue is being considered for purchase or sale for a Client. The Adviser or Distributor is not required to give any explanation for refusing to approve a securities transaction.

VIII. REPORTING

A. Every Access Person of each of the Adviser and Distributor shall report to the Review Officer the information (1) described in Section VIII-C of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security or
(2) described in Sections VIII-D or VIII-E of this Code with respect to securities holdings beneficially owned by the Access Person.

B. Notwithstanding Section VIII-A of this Code, an Access Person of the Adviser or Distributor need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 or if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer and all of the information required by Section VIII-C, D or E is contained in such confirmations or account statements. The quarterly transaction reports required under
Section VIII-A(1) shall be deemed made with respect to (1) any account where the Access Person has made provisions for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review or (2) any account maintained with the Adviser or an affiliate. With respect to Investment Companies for which the Adviser does not act as investment adviser or sub-adviser, or the Distributor does not act as principal underwriter, reports required to be furnished by officers and directors of such Investment Companies who are Access Persons of the Adviser or Distributor must be made under Section VIII-C of this Code and furnished to the designated review officer of the relevant investment adviser.

C. Quarterly Transaction Reports. Unless quarterly transaction reports are deemed to have been made under Section VIII-B of this Code, every quarterly transaction report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

     (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), class and the number of shares, and the principal amount of each Covered Security involved;

     (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (3) The price of the Covered Security at which the transaction was effected;

     (4) The name of the broker, dealer or bank with or through whom the transaction was effected;

     (5)  The date that the report was submitted by the Access
Person; and

     (6)  With respect to any account established by an Access
Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

          (1) The name of the broker, dealer or bank with whom the Access Person established the account;

          (2)  The date the account was established; and

          (3)  The date that the report was submitted by the Access Person.

D. Initial Holdings Reports. No later than 10 days after becoming an Access Person, each Access Person must submit a report containing the following information:

(1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)  The name of any broker, dealer or bank with whom the Access
Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)  The date that the report is submitted by the Access Person.

E. Annual Holdings Reports. Between January 1st and January 30th of each calendar year, every Access Person shall submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)  The name of any broker, dealer or bank with whom the Access
Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(3)  The date that the report is submitted by the Access Person.

F. If no transactions in any securities required to be reported under
Section VIII-A(1) were effected during a quarterly period by an Access Person of the Adviser or Distributor, such Access Person shall report to the Review Officer not later than 10 days after the end of such quarterly period stating that no reportable securities transactions were effected.

G. These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that an Access Person of the Adviser or Distributor shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control.

H. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (1) he or she has or had any direct or indirect beneficial ownership in the Covered Security to which the report relates (a "Subject Security") or
(2) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by a Client on the same day.

IX. APPROVAL OF CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS

     The Board of Directors of the Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Directors of the Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Adviser and Distributor each shall provide a certification to the Board of Directors of such Investment Company that the Adviser and Distributor each has adopted procedures reasonably necessary to prevent Access
Persons from violating the Code of Ethics.

X. ANNUAL CERTIFICATION OF COMPLIANCE

     Each Access Person of the Adviser and/or Distributor shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (A) has read and understands this Code of Ethics and any procedures that are adopted by the Adviser and/or Distributor, as applicable, relating to this Code, and recognizes that he or she is subject thereto; (B) has complied with the requirements of this Code of Ethics and such procedures; (C) has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

XI. CONFIDENTIALITY

     All reports of securities transactions, holding reports and any other information filed with the Adviser and/or Distributor, as applicable, pursuant to this Code shall be treated as confidential, except that reports of securities transactions and holdings reports hereunder will be made available to the Investment Company and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser and/or Distributor, as applicable, considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XII. REVIEW OF REPORTS

A. The Review Officer shall be responsible for the review of the quarterly transaction reports required under VIII-C and VIII-F, and the initial and annual holdings reports required under Sections VIII-D and VIII-E, respectively, of this Code of Ethics. In connection with the review of these reports, the Review Officer or the Alternative Review Officer shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code of Ethics and any related procedures adopted by the Adviser and/or Distributor, as applicable.

B. On an annual basis, the Review Officer shall prepare for the Board of Directors of the Investment Company and the Board of Directors of the Investment Company shall consider:

     (1) A report on the level of compliance during the previous year by all Access Persons with this Code and any related procedures adopted by the Adviser and/or Distributor, as applicable, including without limitation the percentage of reports timely filed and the number and nature of all material violations and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

     (2) A report identifying any recommended changes to existing restrictions or procedures based upon the Adviser's and/or Distributor's, as applicable, experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

     (3) A report certifying to the Board of Directors that the Adviser and Distributor have adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

XIII. SANCTIONS

     Upon discovering a violation of this Code, the Adviser and/or Distributor, as applicable, may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Client of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser and/or Distributor, as applicable, may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Investment Company and any Client with respect to whose securities the violation occurred.

XIV. INTERPRETATION OF PROVISIONS

     The Adviser and/or Distributor, as applicable, may from time to time adopt such interpretations of this Code as it deems appropriate.

XV. IDENTIFICATION OF ACCESS PERSONS AND INVESTMENT PERSONNEL

     The Adviser shall identify all persons who are considered to be its Access Persons and Investment Personnel, and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Adviser. The
Distributor shall identify all persons who are considered to be its Access Persons and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Distributor.

XVI. EXCEPTIONS TO THE CODE

     Although exceptions to the Code will rarely, if ever, be granted, a designated Officer of the Adviser and/or Distributor, as applicable, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board of Directors of the Investment Company at its next regularly scheduled Board meetings.

XVII. RECORDS

     Each of the Adviser and the Distributor shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule
31a-2(f)(1) and Rule 17j-1 under the Investment Company Act and shall be available for examination by representatives of the Commission.

     A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

     B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     C. A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any brokerage confirmation or account statements provided in lieu of the reports) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     D. A list of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

     E. A list of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly transaction reports shall be maintained in an easily accessible place;

     F. A record of any decision and the reason supporting the decision to approve the acquisition by Investment Personnel of Initial Public Offerings and Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

     G. A copy of each report required by Section XII-B of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible plan.

XVIII. SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES

     The Adviser and/or Distributor may establish, in its discretion, supplemented compliance and review procedures (the "Procedures") that are in addition to those set forth in this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or assist the Adviser and/or Distributor in the administration of this Code. The
Procedures may be more, but shall not be less, restrictive than the provisions of this Code. The Procedures, and any amendments thereto, do not require the approval of the Board of Directors of the Investment Company.






                   FIRST PACIFIC MANAGEMENT CORPORATION
                        FIRST PACIFIC SECURITIES, INC.

                             CODE OF ETHICS
                              ATTACHMENT A
                         Effective July 27, 2000



List of Access Persons
Jean Chun - Director, Vice President, Secretary
Louis D'Avanzo - Vice President, Portfolio Manager
Richard Hazell - Senior Investment Advisor
Terrence Lee - Director, President
Charlotte Meyer - Director, Vice President, Treasurer
Nora Simpson - Vice President, Compliance Officer
Barry Magaoay - Financial Consultant
Jeff Lee - Investment Advisor Representative


List of Investment Personnel
Jean Chun - Director, Vice President, Secretary
Louis D'Avanzo - Portfolio Manager
Richard Hazell - Senior Investment Advisor
Terrence Lee - President, Director
Charlotte Meyer - Director, Vice President, Treasurer
Nora Simpson - Compliance Officer
Barry Magaoay - Financial Consultant
Jeff Lee - Investment Advisor Representative


Review Officer
Nora  Simpson - Compliance Officer

Alternate Review Officer
Terrence Lee - President, Director










                    FIRST PACIFIC MANAGEMENT CORPORATION
                        FIRST PACIFIC SECURITIES, INC.


                               CODE OF ETHICS

                                 ATTACHMENT B
                           Effective July 27, 2000



Participation or Interest in Client Transactions.

Personal securities transactions by an Access Person may be placed for the same security on the same trading day as a client transaction(s). The personal securities transaction and client transaction(s) must be submitted as a block trade so that all transactions receive the same price. An Access Person is required to get pre-approval from the President or Compliance Officer for all personal securities transactions. Additionally, an Access Person is required to give the Compliance Officer copies of broker confirms for all personal securities transactions and to provide quarterly reports of these transactions.

The Adviser may buy or sell securities for itself that it also recommends to clients. The President and the Compliance Officer monitor transactions. If any conflicts of interest arise, transactions for the Adviser will be terminated and trading procedures will be reviewed.



Trading by the Investment Company in relation to individual client accounts.

In order to avoid any possible conflicts of interest between the activities of the Adviser and those of the Investment Company and its shareholders, individual client accounts will not be permitted to purchase individual issues of state of Hawaii municipal bonds or individual issues of U.S. territorial municipal bonds.